Exhibit 15
Awareness of Independent Registered
Public Accounting Firm
We are aware that our reports dated May 7, 2007, August 7, 2007 and November 7, 2007, included with the Quarterly Report on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007, respectively, are incorporated by reference in this registration statement of Home BancShares, Inc. on Form S-8. Pursuant to Rule 436(c) under the Securities Act of 1933, these reports should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

/s/ BKD, LLP

Little Rock, Arkansas
January 17, 2008